EXHIBIT 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Terry L. Cook	James F. Verhey
(909) 483-8511	(909) 483-8513

FOR IMMEDIATE RELEASE

KAISER VENTURES LLC ANNOUNCES CHANGE

IN INDEPENDENT ACCOUNTANT

ONTARIO, CA (January 27, 2005) — Kaiser Ventures LLC (“Kaiser”) announced today that the Audit Committee of the Board of Manager’s terminated Ernst & Young LLP as Kaiser’s independent and principal accountant effective January 26, 2005, and on the same day engaged the firm of Moss Adams LLP as the new independent principal accountant of the Company. Moss Adams LLP’s work on behalf of the Company will commence immediately with the review of the Company’s financial statements for the quarters ended June 30, 2004 and September 30, 2004.

Several qualified accounting firms were interviewed and Moss Adams LLP was appointed by the Audit Committee as a result of such process.

Kaiser stated that during its two most recent completed fiscal years and the subsequent interim periods preceding its determination to change Kaiser’s independent principal accountants, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement or disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years. Kaiser restated its financial statements beginning with its report on Form 10-Q for the quarter ending June

KAISER VENTURES ANNOUNCES CHANGE IN INDEPENDENT ACCOUNTANTS

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30, 2001, to reflect a change in accounting methodology for amortizing the premium cost and for accounting for claims under a twelve-year insurance policy purchased in 2001. Ernst & Young LLP’s reports on the financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principals. Such restated reports were filed with the Securities and Exchange Commission on December 6, 2004, and Kaiser filed its report on Form 10-QSB for the quarter ended March 31, 2004, on December 7, 2004.

Kaiser is the reorganized successor of the former Kaiser Steel Corporation, which was an integrated steel manufacture that filed for bankruptcy in 1987. Kaiser has realized substantial value from certain assets remaining after that bankruptcy and continues to develop others. Kaiser converted from a corporation into a limited liability company in 2001. Since that conversion, Kaiser has no public or established market for its units, although it continues to file periodic reports under the Securities Exchange Act of 1934, as amended.

If you have any questions, please contact Terry Cook at 909.483.8511 or Jim Verhey at 909.483.8513.

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